EXHIBIT 99.1
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Evelyn Mitchell
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Samuel A. Di Piazza Jr. and James T. Prokopanko Appointed to the Regions Financial Board of Directors

BIRMINGHAM, Ala. - Nov. 8, 2016 - Regions Financial Corp. (NYSE:RF) today announced that Samuel A. Di Piazza Jr. and James T. Prokopanko have been appointed to the company’s Board of Directors, effective immediately.

“Sam and Jim are outstanding leaders with experience in dynamic and regulated industries, and I am pleased that they have agreed to join the Regions Board of Directors,” said Grayson Hall, Chairman, President and CEO of Regions Financial. “They bring a wealth of expertise in financial management, business operations, risk management and strategic planning that will support our efforts to build sustainable franchise value to benefit customers, communities and shareholders.”

Mr. Di Piazza is the former Global CEO of PricewaterhouseCoopers (PwC), an international professional services firm. Following his retirement from PwC after a 36-year career, he served as Vice Chairman of the Citigroup Global Corporate and Investment Bank. Mr. Di Piazza will serve on the Audit Committee and the Compensation Committee of the Regions Board of Directors.

Mr. Prokopanko is the former President and CEO of The Mosaic Company, one of the world’s leading producers of concentrated phosphate and potash crop nutrients. A 35-year veteran of the agriculture industry, Mr. Prokopanko also held leadership roles with Cargill, Inc., including work in international operations. Mr. Prokopanko will serve on the Nominating and Corporate Governance Committee and the Risk Committee of the Regions Board of Directors.

Regions is committed to serving the long-term interests of shareholders by maintaining strong governance principles and cultivating an experienced and engaged Board of Directors with diverse skills and attributes. The Board has adopted comprehensive Corporate Governance Principles to guide its oversight and independent governance. The Corporate Governance Principles affirm that the Board will seek members from diverse professional backgrounds, who combine a broad spectrum of experience and expertise with a reputation for integrity, to ensure that the Board maintains an appropriate mix of skills and characteristics to meet the needs of the Company.

With the addition of Mr. Di Piazza and Mr. Prokopanko, Regions’ 13-member board consists of 12 independent outside directors.

Biographical Information:

Samuel A. Di Piazza Jr. served as Global CEO of PricewaterhouseCoopers (PwC) from 2002 until his retirement in 2009. His 36-year career at PwC included 30 years as a partner, during which he served as Chairman and Senior Partner at PwC US and was a member of the firm’s Global Leadership Team. After his retirement from PwC, Mr. Di Piazza joined Citigroup, where he served as Vice Chairman of the Global Corporate and Investment Bank from 2011 until 2014. He currently serves on the Board of Directors for AT&T, ProAssurance Corporation and Jones Lang LaSalle Inc. Mr. Di Piazza also serves on the Board of Directors of the UN Global Compact Board. Active in the community, he is Chairman of the Board of Trustees of the Mayo Clinic, serves on the Executive Council of the Inner-City Scholarship Fund in New York City, and serves on the Boards of the National September 11 Memorial & Museum and the St. Patrick’s Cathedral Landmark Foundation. He received a bachelor’s degree in accounting from the University of Alabama and a master’s degree in tax accounting from the University of Houston.

James T. Prokopanko served as president and CEO of The Mosaic Company, one of the world’s leading producers of concentrated phosphate and potash crop nutrients, headquartered in Plymouth, Minn., until his retirement in 2015. A 35-year veteran of the agriculture industry, Mr. Prokopanko also held leadership roles with Cargill, Inc., including work in international operations. He currently serves on the Board of Directors for Vulcan Materials Co. and Xcel Energy, Inc. Active in the community, Mr. Prokopanko serves on the Board of Overseers for the University of Minnesota’s Carlson School of Management. Mr. Prokopanko received a bachelor’s degree in computer science from the University of Manitoba and a Master of Business Administration from the Ivey Business School at Western University (formerly the University of Western Ontario).

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About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $125 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,600 banking offices and 2,000 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

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